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                                                                    EXHIBIT 11.1

                              INTEGON CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                              YEARS ENDED DECEMBER 31,
                          ----------------------------------
                             1996        1995        1994
                          ----------  ----------  ----------
INCOME AVAILABLE TO COM-
 MON SHAREHOLDERS:
 Income before extraor-
  dinary items..........  $      170  $   36,619  $   22,538
 Preferred stock divi-         5,570       5,570         882
  dends.................  ----------  ----------  ----------
 Income before extraor-
  dinary items available
  to common
  shareholders..........      (5,400)     31,049      21,656
 Extraordinary items,            --       (2,624)        650
  net...................  ----------  ----------  ----------
  Net income available
   to common sharehold-   $  (5,400)  $   28,425  $   22,306
   ers..................  ==========  ==========  ==========
WEIGHTED AVERAGE SHARES
 OUTSTANDING:
 Primary:
  Common shares.........  15,726,852  15,701,007  15,716,044
  Assumed exercise of        123,151         --       34,132
   stock options........  ----------  ----------  ----------
   Total................  15,850,003  15,701,007  15,750,176
                          ==========  ==========  ==========
 Fully diluted:
  Common shares.........  15,726,852  15,701,007  15,716,044
  Assumed conversion of
   convertible preferred
   stock................         --    3,772,966         --
  Assumed exercise of        123,151     160,960      34,132
   stock options........  ----------  ----------  ----------
   Total................  15,850,003  19,634,933  15,750,176
                          ==========  ==========  ==========
EARNINGS PER COMMON
 SHARE:
 Primary:
  Income before extraor-
   dinary items.........       $(.34)      $1.98       $1,38
  Extraordinary items,           --         (.17)        .04
   net..................  ----------  ----------  ----------
  Net income............       $(.34)      $1.81       $1.42
                          ==========  ==========  ==========
 Fully diluted:
  Income before extraor-
   dinary items.........       $(.34)      $1.86       $1.38
  Extraordinary items,           --         (.13)        .04
   net..................  ----------  ----------  ----------
  Net income............       $(.34)      $1.73       $1.42
                          ==========  ==========  ==========
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